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                                                                      EXHIBIT 99


Analyst Contact:                      Media Contact:
Cherie Rice                   William J. Plunkett
(630) 218-1850                        (630) 572-8898


             WASTE MANAGEMENT AGREES TO MAKE AMENDED SEC FILINGS;
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                    REPORTS ON AUDIT COMMITTEE DEVELOPMENTS
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Oak Brook, Illinois, January 5, 1998 -- Waste Management, Inc. (NYSE -- WMX)
announced today that, in response to a request from the Division of Corporation Finance of the Securities and Exchange Commission, it has agreed to file amended Reports on Forms 10-K and 10-Q for the year ended December 31, 1996 and for the three month periods ended March 31, 1997 and June 30, 1997. The amended reports will contain restated financial statements and revised management's discussion and analysis reflecting information contained in the Company's Form 10-Q for the three months ended September 30, 1997, which revised certain previously reported financial data.

As previously announced, Waste Management, under the active oversight of the Audit Committee of its Board of Directors, is engaged in an extensive examination of its North American operations, assets and investments, as well as a review of certain of its accounting methods and estimates. The Company has previously indicated that these reviews are expected to result in a material charge to earnings for the fourth quarter of 1997, and that revisions to accounting policies and estimates could impact future results of operations.

The Company reported today that its examination is ongoing and, with the forthcoming filing of an amended Report on Form 10-K for 1996, necessarily includes a review of the Company's previously filed financial statements for 1995 and 1994. As a result of its work to date, the Company now expects that the financial statements for 1995 and 1994 will reflect revisions to previous classifications of various items of income and expense. The Company indicated that it expects the revisions for 1995 and 1994 to be similar in nature to the revisions to its financial statements contained in the Report on Form 10-Q for the three months ended September 30, 1997.

The Company stated further that it is continuing to carefully examine the Company's accounting estimates and methods in several areas, including the areas of vehicle and equipment depreciation and landfill cost accounting. The Company cannot determine at this time whether its work and ultimate conclusions will necessitate revisions to previously reported earnings beyond those discussed above.

The Company noted that since the end of October 1997, its Board has named new personnel to the positions of Acting Chief Executive Officer, Acting Chief Financial Officer and Principal Accounting Officer and has reconstituted the Audit Committee to include members who were all first elected directors in 1997. As a result of these organizational changes, the Company indicated that the examination and evaluation of matters relating to both current period and prior period financial statements is unlikely to be completed prior to the date on which the Company is expected to file its Report


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on Form 10-K for the year ending December 31, 1997 (which is currently targeted to occur near the end of February 1998).

Waste Management, Inc., based in Oak Brook, Illinois, is the leading international provider of comprehensive waste management services. The Company operates throughout the United States and in select international markets through its principal subsidiaries, Waste Management, Wheelabrator Technologies and Waste Management International.

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